MEMORANDUM OF UNDERSTANDING
                           ---------------------------
                                       AND
                                       ---
                             JOINT VENTURE AGREEMENT
                             -----------------------

KNOW  ALL  MEN  BY  THESE  PRESENTS;

This MEMORANDUM OF UNDERSTANDING made and entered into in Gagayan dc Ore City, Philippines, 8' and between:
KAPATIRAN AGRO-INDUSTRIAL CO-OPERATIVE SETTLEMENT, (KAICS) A Corporate entity of the SOUTHERN PHILIPPINES DEVELOPMENT AUTHORITY, (SPDA) Autonomous region of Muslim Mindanao, (SPDA-ARMM) A duly registered co-operative existing under the laws of Philippines, with representative offices at Cotabato City, Philippines, herein after represented by its Administrator MR. FAROUK DUMAGAY BILAO, Chief Executive Officer of KAICS, of legal ago, Filipino and a resident of Cotabato City, Hereinafter referred to as the FIRST PARTY.

                                       AND

BENTLEY HOUSE FURNITURE COMPANY, or (assigns,) a duly organized Philippine Corporation, with offices at FOBIP Compound, Ba. hang, Tibungco, Davao City, Philippines herein represented by its CEO/Chairman JONATHON BENTLEY-STEVENS of legal age, single, Australian Citizen, with residence in Cambridge Circle, North Forbes, Makali City, with Passport No. L0120094 hereinafter called the DEVELOPER

                                 WITNESSETH THAT

WHEREAS, KAICS has been mandated under PRESIUEN VIAL EXECUTIVE ORDER No. 142, to Supervise, Administer and Develop, an initial area of 26,000 Hectares, under PRESIDENTIAL PROCLAMATION 204G, as an ACRI-INDUSTRIAL COMPLEX. The initial area is situated in the province of LANAO DEL SUR, covered by the attached maps and documents (annex "A") and Total and comprehensive inventory of mature trees to be harvested as part of The development, see Annex 'B R.P.-GERMAN resource inventory, developed as the result of a joint inventory by the Philippine
Government DENR in conjunction and with the assistance of the Republic of Gonnarry. Annex "B" : herein alter refer red to as the property, as Presidential Proclamation holder has the exclusive of the occupancy, position and exploitation development of and beneficial use of said properties which arc more particularly described iii Annex'A".

WHEREAS KAICS is desirous of availing the financial technical and administrative facilities of the DEVELOPER and which the latter accepts to develop, perfect, Exploit and operate the aforementioned properties and the take charge of the removal and disposal of timber and timber by products that maybe extracted, recovered and produce therefrom providing that such products are covered by the relevant DENR documents.

NOW THEREFORE, for and in consideration of the foregoing progress and of the covenants warranties agreements stipulations undertaking end conditions heroin after contained and for other good and valuable consideration the receipt of which is hereby acknowledged the parties hereto have agreed and do hereby agree the one with other as follows.

     ARTICLE  1:     Warranties  AND  REPRESENTATIONS

SECTION  1.1.
     KAICS covenants and warrants that the properties are free and clear of any and all liens and obligations encumbrances claims and demands of whatever kind of nature, that all of the timber products have been properly located, inventoried and manifested iii accordance with The provisions of the applicable laws and 1ro presently valid subsisting rind In full force and operation that the KAlCS title on the properties Is not considered abandoned not forfeited and are valid Subsisting in full force and operation that the land development is subject to the terms and conditions of this agreement, that the timber products embrace the areas stated on the coordinates described iii ANNEX "A".

     That The above plantation property are located outside of any declared forest reservations or other areas where timber may not be lawfully located or acquired and that each and all of the said rights and such other rights and privileges relating or attached to The plantation property arc In effect. Such rights which may be hereafter be procured or acquired by The KAICS within two kilometers of The claim subject of this agreement whether directly or indirectly shall be the subject to this agreement and shall be included as part and parcel of the plantation herein referred to,

SECTION  1.2
     The KAICS likewise warrants and covenants That the plantation property shall also include all timber products and all other rights to which by law the KAICS is emitted on which may hereinafter be acquired by his directly and the KAICS undertake and agree to, subject to the same terms and conditions of this agreement promptly upon The written request of The DEVELOPER provided that however' that which respect to those water timber rights or properties and privileges of any kind or marinern which may be acquired by the KAICs in the adjoining vicinity of The plantation property alter The date of signing of this agreement, and turnover shall be subject to the payment of a negotiated compensation therefore if the DEVELOPER is interested thereon.

SECTION  1.3
     KAICS and the DEVELOPER both mutually warrant that they possess full power and authority to enter into this agreement and perform their respected obligation there under.

ARTICLE  11:     EXCLUSIVE  RIGHT  AND  PRIVILEGES

SECTION  2,1
     The KAICS hereby grants to the DEVELOPER the exclusive rights amid privilege of developing, operating, exploiting, utilizing, processing and disposing of the plantation products and by products their or that shall be produced from the plantation covered by this agreement and the exclusive right and privilege to market, sell and dispose or convey in whatsoever manner or form the valuable plantation products or by products thereof that shall be harvested, gathered, covered or produced therefrom In accordance with the pre-vision of this agreement, in accordance with applicable laws.

SECTION  2.2
     The KAICS in order to facilitate The issuance of DENR documents and payment of forest charges, and to effect the purpose of this clause, the KAICS hereby Irrevocably name, constitute and appoint for and In behalf KlACS the Jonathon Bentley-Stevens, as its duly authorized attorney in fact.
ARTICLE  3:     OPERATING  RIGHTS

SECTION  3.1

     During The life of this arrangement The DEVELOPER shall have and KAICS hereby grants to it for the following rights and powers iii addition to those other rights given under this agreement:

a.) To enter pass, possess, occupy, use amid control The clearing of the plantation property.

b.) To plan and develop the plantation property in a joint venture which may Include the planting of palm oil and coffee as well as other fruit trees and suitable crops.

c.) To conduct harvesting and all subsidizing associated and other operations of the plantation property.

d.) To erect, install, or place on The plantation property any type of structure for The purpose of operating the property under this agreement.

e.) To construct road ways, water drainage and all oilier types of works err or off the plantation property.

f.) To provide all equipment for the clearing operation on the designated areas amid planting operations on Specific areas, including planting expanses which will be deducted The parties shall share 60% KAICS and 40% DEVELOPER net profit.

g.) To remove, harvest, mill, process and market all products from The plantation property without any restrictions or obligation as to the amount or rate of harvesting provided that such disposal is according to the IAOP's issued by the OENR.

h.) To enter into contract, agreement, conveyances and undertakings of any and all kinds with reference to -the development, harvesting and other operation's pentainirig to The plantation property and with reference to The milling processing and marketing on The products produced from the plantation property, that such contract agreement assignments, conveyances and undertakings shall not extend to produce effects beyond the period of this agreement or Impair The title to The plantation property and other rights of the KAICS under this agreement.

i.) Subject to The revenue sharing agreement to be executed, under this memorandum of agreement (ANNEX "B"), to receive and retain for us uses and purposes and as Its own during the life of this agreement thereafter any and all proceeds or property realized from The sale or exchange or other disposition of The products from the clearing of The plantation property and any and all proceeds or property of any kind whatsoever realized relating to The clearing operation of The plantation property and processing of The lumber or plantation products during the life of tins agreement and to the building works, Improvements, materials and equipment and any other things whatsoever used for and in the operations and/or agreement.

j.) To plan, map, develop, harvest, process and market all the plantation products as found on or within the plantation property which in the sole judgment of the DEVELOPER can be processed and marketed at a fair an reasonable profit and conducts its clearing, harvesting and processing operations according to faceted good harvesting and industrial practices and small pursue such work with what In its solo judgment, constitute reasonable diligence with such rapidity, as It should done wise and reasonable practicable provided however that In the event The MANAGING PARTNER,


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k.)     In  Its  sole  judgment  determines  the  need  to  stop  or  reduce its operations due to inundation The, injury to machinery, flooding of the plantation area, strike, typhoon, earthquake, war, insurrection, civil Commotion, riot, importation illegal plantation, workers/squatters, Activities or force mauve, the periods fixed in this agreement or any extension thereof and the operation if already undertaken shall remain suspended wholly or partially for' the duration of such cause or even or effect thereof, DEVELOPER shall notify in writing to KAICS of such causes or events.

l.) It is understood further more that The payments of The profit shared mentioned in ANNEX B"

m.) (Except for which have accrued and become payable in accordance with this agreement) shall be suspended in case there Is stoppage of operations by KIACS KAICS and in case of partial operation the payments shall be based proportionately on the actual harvesting.

n.)     HUMAN  RESOURCES:
        In as much as the KAICS area is hereto re-settlement of time former MNLF members, priority for the employment of workers, whether skilled, semi-skilled or laborers, will be given to the former MNLF members as well as the indigenous population of the KAICS area.

     The enumeration of the above rights and powers shall not in act way be deemed to exclude oilier rights and powers which are not enumerated but which are pertaining to any thereof or to canny our the intent and purpose of this agreement.

Article  1V:     EXECUTION  AND  DELIVERY  OF  DOCUMENTS

Section  4.1
     KAICS has, prior to the execution of this agreement made available for the Inspection of the DEVELOPER the plan, reports, declaration of locations, evidence of recording thereof, and all other documents or Information relating to the plantation property amid relating to any rights and privileges on the plantation property on' nights and privileges pretend amid relative thereto.

Section  4.2
     The KAICS further covenant and agree that it will upon measurable request al any time and from time to time made by The DEVELOPER signed, execute and deliver or produce and deliver to the DEVELOPER all other deeds conveyances, assignments, applications, affidavits, powers of attorney certificates and any other recurrent of any klmrd whatsoever pertaining to the plantation property in addition to those contemplated iii the preceding paragraphs which are deemed necessary or proper in order to carry out the intent or purpose of this agreement.

Section  4.3
     Should The KAICS unreasonably fail or refuse to carry out time SECOND PARTY'S request than Thin DEVELOPER shall have full irrevocable power of us attorney in fact to sign, execute and to procure and the case maybe in any if the above for and on behalf and in the name of the hummer provided that such exercise of the authority shall riot in any way Impair or prejudice the former rights on The plantation property and further carry out its intent and purpose and also carry out its intent and purpose and also to carry out the intent and purpose of this agreement as a whole.

     The KAICS hereby irrevocably constitute and appoint for and on its behalf The DEVELOPER as its attorney in tact to apply and secure plantation leases patents or temporary special permits or any permits thereto err the plantation property or any part or parts thereof which the DEVELOPER in the exercise of its sound judgment small deem advisable and to file The same a well as airy oilier documents mentioned In the preceding paragraphs thereof and in this section with the plantation regional recorder amid or oilier appropriate government agencies.

Section  4.4
     Both parties find the to keep in strict confidence all data derived and all Information derived or acquired in the plantation property.
ARTICLE  V:     PROFIT

All payments will be made direct to a bank account to be nominated by the KAICS.

ARTICLE  VI:  SURFACE  RIGHTS  AND  MAINTENANCE  OF  PLANTATION  PROPERTY

Section  6.1
     The KAICS in collaboration with the DEVELOPER hereby agrees to acquire from and/or negotiate (morn The land owners and occupiers of private lands within or affecting The plantation property the necessary sun taco rights of way agreement or plantation planning or development pursuant to the provisions of The corresponding plantation law and oilier applicable Philippine laws.

To arrange for the betroth of the DEVELOPER the peaceful enjoyment of the premises necessary for plantation operations provided that all expenses reasonable, necessary to acquire such surface rights permit and the compensations to The surface owners pursuant to time corresponding plantation lows will be for the account of The MANAGING PARTNER.

Section  6.2  THE  PLANTATION  TITLE
     The KAICS shall preserve and maintain his nights oven the plantation property iii accordance with time Philippine Laws and shall secure the corresponding lease contracts if there is noire err any or all pals of the plantation property the expenses of lire procurement of same will be for the account of time DEVELOPER. The DEVELOPER shall shoulder The expenses of surveying The PROPERTY inn accordance within the latest SATELLITE GPS (Global Positioning System) SYSTEMS survey or cause to be surveyed the The PROPERTY, after which the SPDA will cause the issuance of a land title converting the Presidential Property into TITLED LAND after which The land will be annotated inn favor of the MANAGING PARTNER.

Section  6.3
     The DEVELOPER shall ensure that the rights over the plantation properties are kept In full force and effect by duly and promptly complying with all requirements of Philippine Laws and of any government regulatory bodies having Jurisdiction with regards thereto. With regards to performance of annual work obligations payments of occupation fees rentals, taxes, charges, and fees filing of necessary reports the KAICS shah co-ordinate with (lie DEVELOPER upon The request of The latter in connection with its performance thereof.

ARTICLE  VII:     EXPENSES  FEES  AND  OTHER  CHARGES

Section  7.1
     Subject to provisions Of this agreement all expenses Incurred for development, operation, harvesting, utilization of plantation property and The marketing of the products and by products thereof shall be for the account of the MANAGING PARTNER.

ARTICLE  Viii:     ASSIGNMENT

Section  8.1
     The Internet and nights of either the KAICS or the DEVELOPER inn amid under tins agreement are transferable whole or in part to persons and/or entities, whether existing or to be organized in The future under such terms as the DEVELOPER may, in their exclusive discretion, doom right amid proper provided The nights and Interests of both The DEVELOPER amid KAICS are preserved. Provided that The respective rights under this agreement are preserved and maintained and that the assignee undertakes to be bound by the provisions of this agreement provided that further that The rights of the MANAGING PARTNER, on the plantation property shall not be impaired and provided that furthermore the assigning party may have The WRITTEN CONSENT of such assignment or transfer from the oilier.

Section  8.2
     Whenever The term DEVELOPER appears inn this agreement it shah rotor to the DEVELOPER and the person and/or entities to which' this agreement may be assigned by The DEVELOPER pursuant to time condition hereof.

Section  8.3
     That The agreement shall be binding upon the panties hereto and their respective successors and assigns including any other corporation or partnership with which either party may be managed or consolidated.

Section  8.4
     Its understood and agreed that should for any reason the plantation property be attached or levied upon) the execution as to adversely affect or prejudice the rights of the DEVELOPER and his operation the DEVELOPER shall immediately take steps to release the property from such levy or attachment.

     The  SIDA  AND/OR  KAICS,  undertakes  and Is obligated as stipulated under
Article I above to guarantee the warrants lime peaceful occupancy and possession of (ire plantation property by The DEVELOPER for his befit, use enjoyment and operation.

ARTICLE  IX:     SUNDRY  PROVISIONS

Section  9.1
     Any and all plantation areas winch KAICS may locate and acquire directly or indirectly through other persons after the execution of this agreement shall be deemed incorporated within The operative effect of this agreement.

Section  9.2
     The SPDA or KAICS, or its Authorized representative shall have free access at to hasp act and observe the operations of the plantation property, Provided however that such inspection shall be during reasonable office hours and inn such manner as to not Interfere with The operations of The DEVELOPER and provided further that (tie lodging of like manner as being provided by the DEVELOPER to its on the field in charge of the operation be likewise extended to The one making such inspection.

Section  9.3
     The DEVELOPER shall keep complete books of account for its operations and shah give access to any person from the DEVELOPER to any books reports, and such materials and relevant information and documents pertaining to the operation of the plantation property.

Section  9.4
     That The KAICS further covenant and agree that it is a special condition of tins agreement that he shall take prompt action to Interpose all the necessary defenses to any litigates which may be instituted against the DEVELOPER or its self or BOTH, directly or indirectly affecting The title possession, use amid occupancy of the plantation properly or any interest or nights thereto or the free and exclusive operation and development of Ire properties by the DEVELOPER as contemplated by this agreement.

Section  9.5
     Subject to prior consultation with The Developer and without prejudice to The rights of the DEVELOPER to insist compliance whir this agreement the DEVELOPER shah have The right to bring and send suits in all matters relation to the plantation property(s) to the extent necessary to protect the nights and interests of both parties under this agreement. The aforesaid consultation shall cover among others The legal issues, involved costs and expenses of suits and suits and other relevant matters.

Section  9.6
     In the event of Litigation or proceeding judicial or administrative, seriously affecting The title to the possession, use or occupancy of The property for across NOT attributable to the MANAGING PARTNER, as a result of winch The DEVELOPER shall be legally corbelled, to cease or suspend operations Inc latter may suspend payment of the Profit mentioned in this agreement due to KAICS con responding to The damn or claims involved inn such litigation or proceedings, during The tendency thereof, Provided that if after The period of suspension The DEVELOPER shah have recovered income or award of damages from the THIRD PERSON involved err The suit KAICS shah be entitled in to a share thereof in proportion to the of their profit share reformed to Inn agreement.

     ARTICLE  X:     AERATION

Section  10.1
     In case of violation of any of The terms of this agreement by any of the parties notice in wrung must be given to the party alleged to brave violated the agreement and such party must be given reasonable time to correct any of The violation attributed to it.

Section  10.2
     Should there be a claim demand, dispute or controversy concerning or involving any provisions of this agreement or the plantation products time panties small exert every effort to settle amicably. It settlement is not reached by thorn The claim demand dispute of Controversy shall be referred to a bound of arbitrators composed of three members, are appointed or selected by either party and a third panty by the two arbitrators . The parties seeking arbitration shall give written notice of Its decision to submit and issue to arbitration to The other party and simultaneously Identify its selected arbitrator. Within fifteen days (15) from receipt of such notice the other parties shall give written notice to the party seeking arbitration appoint another arbitrator and these two arbitrators named by the parties shall select a third arbitrator and the decision of any of the arbitrators shall be binding and conclusive on both panties hereto;

     Upon completion of the board of arbitrators the proceedings should commence within fifteen days (15) and the liberal procedure shah be adopted by the said board in order to enable both parties to complete The or their respective evidence and their views amid arguments err The issue. After The parties shall have completed presenting their evidence and their respective memoranda to the board the latter small render a decision within 30 days from the date of the last memoranda is submitted.

     The decision of The majority of the board shall be final and binding upon the parties and shall be enforceable by action by either party alter 30 days from the date The decision of the board of arbitrators was rendered against The oilier, no action in court as to any matter shall be Instituted by either party against each except to enforce the award of the board or arbitrators winch small be final upon both panties.

All expenses with connection with The arbitration proceeding including the fees or arbitrators shall be bone share alike by the parties.

     ARTICLE  XI     JOINT  MANAGEMENT  COMMITTEE

Section  11.1
     That Within 30 days of the signing of this agreement a JOINT MANAGEMENT COMMITTEE shall be established. Time committee shall have offices inn the city of CAGAYAN DE ORO , Mindanao and shall as agreed for the operating expenses. The committee shall agree to develop fine area of the KAICS into an Agriculture, Forestry and Industrial area.

ARTICLE  XII:     DURATION

Section  11.2
     This AGREEMENT SHALL BE FOR A PERIOD OF TWENTY-FIVE (25) YEARS with rollover and extension inn TWENTY-FIVE (25) YEARS increments. Commencing upon the execution of this agreement

Section  11.3
     That if and when necessary to give full force amid effect to the condition stipulations purposes obligations warranties amid representations of KAICS they hereby appoint name and constitute the DEVELOPER to be their true and lawful attorney in fact for their self and In their name place and stead to do and perform airy acts and things necessary to effect with full force and purposes of this agreement.

In witness hereof the parties have hereunto so their hands this 5th day of
                                                               -----
October Inn Davao  City,  Philippines.
-------

BENTLEY HOUSE FURNITURE             KAPATIRAN AGRO-INDUSTRIAL
COMPANY                             CO-OPERATIVE SETTLEMENT



BY: /s/ JONATHON  BENTLEY-STEVENS   BY: /s/ FAROUK DUMAGAY BILAO


JONATHON  BENTLEY-STEVENS           FAROUK DUMAGAY BILAO
CHAIRMAN/  CEO                      SPDA ADMINISTRATO]
                                    CEO KAICS

/s/ REGINA S. PERALTA               /s/ JBAIR  (BARRY)  L.  MACUMBOS
REGINA S. PERALTA                   JBAIR  (BARRY)  L.  MACUMBOS
PRESIDENT                           Exec. Asst. DENR SECRETARY





SUBSCRIBED AND SWORN to me this 5th  day of  Oct 1998 in Hakah City, Philippines
                               ------      -----------
Appeared Jonathon Bentley-Stevens Passport No. LO120094 Issued Inn Hong Kong April 15 1995 and FAROUK DUMAGAY BILAO Passport No.______________ Issued _______ ____ In know to me and krinownn by rue to be thio same persons wino exocutod the foregoing instrument of - ( ) pages and acknowledge the same was their free act and deed.

WITNESS  MY  HAND  AND  SEAL  on  the  date  and  place  first  above  written.


                                               /s/Manual T. Sabado
    DOC  NO  458                                  Manual T. Sabado
    PAGE  NO  103                                  NOTARY  PUBLIC
    BOOK  NO  8                               UNTIL DECEMBER 31, 1999
    SERIES  0F 1998                                PTR NO 1272173
                                                JANUARY 21,1998 MAKA


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